EXHIBIT  23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan of Circle Entertainment Inc. of our report dated February 24, 2015, with respect to the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of operations, cash flows, stockholders’ deficit and schedule of Circle Entertainment Inc. for the year ended December 31, 2014 included in its Annual Report for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ RBSM LLP
Las Vegas, Nevada
February 24, 2015